QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/x/	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
TRIPATH TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

February            , 2002

Dear Stockholder:

        You are cordially invited to attend a special meeting of stockholders of Tripath Technology, Inc. to be held on March 7, 2002, 10:00 a.m., local time, at the Marriott Hotel located at 2700 Mission College Boulevard, Santa Clara, California 95054.

        The Notice of Special Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

        After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy card. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

        The board of directors and management look forward to seeing you at this special meeting, or receiving your proxy card so that your shares may be represented.

Very truly yours,
/s/ Dr. Adya S. Tripathi Dr. Adya S. Tripathi President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 7, 2002

TO THE STOCKHOLDERS:

        Please take notice that a special meeting of the stockholders of Tripath Technology, Inc., a Delaware corporation ("Tripath" or the "Company"), will be held on March 7, 2002, 10:00 a.m., local time, at the Marriott Hotel located at 2700 Mission College Boulevard, Santa Clara, California 95054, for the following purposes:

          1.    To ratify the issuance and sale of 699,950 shares of Series A Preferred Stock (the "Series A Preferred" or "Series A Preferred Stock") which upon stockholder approval will convert into 13,999,000 shares of common stock and the issuance of certain related warrants to purchase 165,188 shares of Series A Preferred (the "Series A Preferred Warrants") which will convert into warrants to purchase 3,303,760 shares of common stock, and to approve the conversion of the Series A Preferred and the Series A Preferred subject to the Series A Preferred Warrants and the issuance of the underlying shares of common stock upon such conversion.

          2.    To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on February 8, 2002 are entitled to notice of, and to vote at this meeting and any adjournment or postponement thereof. For ten (10) days prior to the special meeting, a complete list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder, for any purpose relating to the special meeting, during ordinary business hours at the Company's principal offices located at 3900 Freedom Circle, Santa Clara, CA 95054.

        All stockholders are cordially invited to attend the special meeting. Whether or not you expect to attend the special meeting in person, please complete, sign, date and promptly return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States.

By order of the Board of Directors,
/s/ Dr. Adya S. Tripathi Dr. Adya S. Tripathi President and Chief Executive Officer
Santa Clara, California February , 2002

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

TRIPATH TECHNOLOGY, INC.
3900 Freedom Circle, Santa Clara, CA 95054

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 7, 2002

        The accompanying proxy is solicited by the board of directors of Tripath Technology, Inc., a Delaware corporation ("Tripath" or the "Company"), for use at a special meeting of stockholders (the "Special Meeting") to be held on March 7, 2002, at 10:00 a.m., local time, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Special Meeting. The date of this Proxy Statement is February    , 2002, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

SOLICITATION AND VOTING OF PROXIES

RECORD DATE

        Only stockholders of record as of the close of business on February 8, 2002, the record date, will be entitled to vote at the meeting and any adjournment thereof. As of that time, there were                        shares of the common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the special meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her.

SOLICITATION OF PROXIES

        The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Mellon Investor Services to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay Mellon Investor Services a fee not to exceed $8,500 for its services and will reimburse it for certain out of pocket expenses. In addition, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

VOTING

        The Company's Bylaws provide that a majority of all of the shares of the stock issued and outstanding and entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. If such quorum is not present or represented at the special meeting, then the stockholder entitled to vote, present or represented by proxy, shall have the power to adjourn the meeting until such time a quorum is present.

        Proposal No. 1 will be approved if it receives the affirmative vote of a majority of the votes cast at the special meeting at which a quorum representing a majority of all outstanding shares of the common stock is present, either in person or by proxy. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the executed proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

        APPROVAL OF THE ISSUANCE AND SALE OF SHARES OF SERIES A PREFERRED STOCK AND RELATED WARRANTS TO PURCHASE SHARES OF SERIES A PREFERRED STOCK, AND APPROVAL OF THE CONVERSION OF SUCH SERIES A PREFERRED AND ISSUANCE OF THE UNDERLYING SHARES OF COMMON STOCK UPON CONVERSION

INTRODUCTION

        On January 22, 2002, the Company entered into a Securities Purchase Agreement by and among the Company and the persons listed as Purchasers therein (the "Securities Purchase Agreement"). The sale was consummated on January 24, 2002. Pursuant to the Securities Purchase Agreement, the Company agreed to issue and sell through a private placement sale in exchange for cash proceeds of approximately $21,000,000, (i) 699,950 shares of its Series A Preferred Stock, par value $.001 per share and (ii) warrants to purchase 165,188 shares of Series A Preferred.

        The Series A Preferred Stock and the Series A Preferred Warrants were sold in reliance on Rule 506 of the Securities Act of 1933, as amended (the "Securities Act"), which provides an exemption from registration for sales to accredited investors, as defined by Rule 501 under Regulation D of the Securities Act. Under the terms of the Securities Purchase Agreement the Series A Preferred Stock, Series A Preferred Warrants, and underlying common stock have not been registered under the Securities Act. However, as described below, certain rights, preferences, privileges and limitations on the Series A Preferred are granted by the Certificate of Designation of Preferences and Rights of the Series A Preferred Stock (the "Certificate of Designation").

        The Company is seeking your approval to ratify the issuances of the Series A Preferred Stock and the Series A Warrants, the conversion of the Series A Preferred Stock and the issuance of the underlying shares of common stock issuable upon the conversion of the Series A Preferred Stock and the Series A Warrants (collectively, the "Private Placement"). The board of directors has unanimously approved the Private Placement and recommends that the stockholders of the Company vote in favor or this Proposal No. 1. As described below under "Nasdaq Stockholder Approval Requirements" the receipt of stockholder approval of the Private Placement is required under the rules of the National Association of Securities Dealers, Inc. ("NASD"). The Company believes that failure to obtain stockholder approval of the Private Placement will have a material adverse effect on the Company's financial condition.

        The following summary of the material terms of the Series A Preferred Stock and Series A Preferred Warrants is not intended to be a complete description of all the terms contained in either the Securities Purchase Agreement, the Certificate of Designation, the Registration Rights Agreement and the form of Certificate for Warrants which have been filed as exhibits to the Form 8-K filed on January 30, 2002.

REASONS FOR THE PRIVATE PLACEMENT

        The Company decided to pursue the Private Placement following an evaluation and review of the Company's financial condition, funding requirements and prospects in light of adverse developments in the public capital markets that made it difficult to obtain financing through the public sale of securities. On December 31, 2001, our cash, cash equivalents and short-term investments were $5,100,000. We believe that without the Private Placement, under our business plan, the cash, cash equivalents and short-term investments held would not have been sufficient to fund our operations beyond March 31, 2002 without substantial modifications to our business plan or significant restructuring.

        Our current business plan requires us to continue to make significant expenditures to finance ongoing operations. The net proceeds from the Private Placement will address our immediate liquidity issues, support our working capital requirements, strengthen our balance sheet and support our business development efforts in accordance with our business plan.

EVALUATION OF FINANCING ALTERNATIVES

        Since the middle of 2000, the public capital markets as a source of funds experienced significant deterioration. Valuations of companies, including Tripath, were adversely affected. As market conditions have failed to significantly improve, our board of directors have concluded it was in the best interests of the Company to investigate the possibility of a private placement of stock to a limited group of investors. Accordingly, the Company began discussing possible transactions with Emerging Growth Equities (the "Placement Agent") in its capacity as a placement agent. A possible transaction did not materialize until December 2001.

        We considered the following information in establishing the terms and conditions of the proposed transaction: the advice of our advisors, the general financing environment, comparable transactions within our industry, the viability of other financing alternatives such as debt and other forms of equity, and the feedback received from discussions with potential investors. The final consideration to be paid by the parties to the Securities Purchase Agreement and the terms of the rights and privileges as found in the Certificate of Designation were ultimately determined through an arms-length negotiation among the parties.

        The Series A Preferred Stock, along with the Series A Preferred Warrants, were issued in connection with the Private Placement to institutional and high net worth investors, pursuant to the Securities Purchase Agreement. The terms of the Series A Preferred Stock and Series A Preferred Warrants are described below.

SUMMARY DESCRIPTION OF SERIES A PREFERRED STOCK AND TERMS

        Conversion Rights.    The 699,950 shares of Series A Preferred Stock sold by the Company will convert into 13,999,000 shares of common stock automatically with no further action taken by the Company or Series A Preferred holders following the date on which stockholder approval is obtained. If stockholder approval is obtained, each share of Series A Preferred Stock shall be converted into twenty (20) shares of common stock. The conversion ratio is obtained by dividing the Original Purchase Price per share of Series A Preferred of $30.00 by the Series A Conversion Price of $1.50, as such terms are defined in the Certificate of Designation. The Series A Conversion Price will be adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar recapitalization events.

        Dividends.    The Series A Preferred Stock will be entitled to receive, when, as and if declared by the board of directors of the Company, noncumulative dividends at a rate equal to 8% (eight percent) per share per annum, as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar recapitalization events. No dividends may be declared or paid on any shares of common stock unless any dividend on the Series A Preferred has first been paid in its entirety.

        Redemption.    The holders of shares of Series A Preferred will have the right to cause the Company to redeem in cash some or all of the holder's Series A Preferred Stock, subject to applicable law, at a per share price equal to the Original Purchase Price per share of $30.00, plus interest at a rate of three percent (3%) per annum. The redemption right shall only be triggered if the Company is unable, after forty-five days from the issuance of the stock, or if the Securities and Exchange Commission (the "SEC") reviews this Proxy Statement one hundred sixty-five days from the issuance of the stock, (which occurred on January 24, 2002), to obtain stockholder approval for the issuance and conversion of the Series A Preferred Stock. Following the date on which the holders of common stock approve the issuance of the Series A Preferred Stock, the redemption right shall terminate immediately.

        Liquidation.    The Series A Preferred Stock will rank senior to any other class or series of capital stock of the Company. Pursuant to the Certificate of Designation, Series A holders, in the event of any liquidation, dissolution or winding up of the Company, are entitled to receive an amount per share equal to the Original Series A Price of $30.00 plus an amount equal to all the declared and unpaid dividends, if any, of which holders of Series A Preferred Stock are entitled. If upon the occurrence of such an event, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series A Preferred Stock of the full preferential amount, then the entire assets and funds of the Company legally available for distribution to the stockholders will be distributed among the holders of the Series A Preferred Stock ratably. For purposes of the liquidation rights, a merger or consolidation of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation.

        Voting Rights.    The Series A Preferred Stock shall have no voting power, except as required by law, including but not limited to the General Corporation Law of the State of Delaware. Upon conversion of the Series A Preferred Stock into Common Stock, the holders shall have the same voting rights as all other holders of Common Stock.

        Registration Rights.    The Company shall file a shelf registration with the SEC covering the aggregate number of shares of common stock into which all outstanding shares of Series A Preferred Stock and all outstanding Series A Preferred Warrants are to be converted or exercised. This shelf registration must be filed within five days after notice from the SEC that the SEC has cleared or decided not to review the proxy statement filed in connection with stockholder approval of the Private Placement. The Company will keep such registration statement effective for four (4) years from the closing date of January 24, 2002, or until all the converted shares of common stock and the shares of converted common stock subject to the Series A Preferred Warrants have been sold by the Purchasers of Series A Preferred Stock. In the event that the registration statement is not declared effective by the SEC within one hundred twenty (120) days after January 24, 2002, the Company will issue to all Investors for no additional consideration, an additional 2.0% of the Units (each Unit consisting of one share of Series A Preferred Stock and one warrant which represents the right to purchase 0.20 of a share of Series A Preferred Stock) sold to each such Investor for each 30-day period thereafter (payable at the end of each such 30-day period) until such time that the registration statement is declared effective by the SEC. However, the obligation to issue additional Units shall be stayed and extended during any period that the SEC is reviewing the Proxy Statement or the registration statement for a period of thirty (30) days. In addition, if the Company redeems the Series A Preferred pursuant to the terms of Section 5 of Certificate of Designation (described in the "Redemption" section above), the obligation to issue additional Units shall cease.

        Protective Rights.    The Company may not amend or repeal any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock without consent of the holders of a majority of the Series A Preferred Stock. So long as any shares of the Series A Preferred Stock remain outstanding, the Company may not, without the vote or written consent of the holders of a majority of the then outstanding Series A Preferred Stock, authorize or issue, or obligate itself to issue, any other debt or equity security (including any security convertible into or exercisable for any equity security) or create, incur or assume any indebtedness (other than in connection with the establishment of a credit facility of up to ten million dollars ($10,000,000) until such date that the holders of a majority of the Series A Preferred Stock have initiated the redemption of their shares under the terms described above. Notwithstanding the foregoing, the Company may issue (a) shares of common stock pursuant to stock dividends, stock splits, recapitalizations, and similar transactions; (b) shares of common stock issued upon conversion of shares of Series A Preferred Stock; (c) shares of common stock or options exercisable for such shares issued or issuable by the Company to officers, employees, or consultants of the Company or a stock option plan with the prior approval of the board of directors; (d) warrants to purchase shares of common stock issued in connection with the establishment of a credit facility as described above and the shares obtained upon exercise or conversion of such warrants; (e) shares of Series A Preferred Stock issued on terms not more favorable than the terms set forth in the Securities Purchase Agreement; (f) warrants to purchase shares of Series A Preferred Stock issued to the investors pursuant to the Securities Purchase Agreement and the shares obtained upon exercise of such warrants; and (g) the right to purchase units issued to the Placement Agent pursuant to the Securities Purchase Agreement, each unit consisting of shares of Series A Preferred Stock and warrants to purchase additional shares of Series A Preferred Stock, and shares obtained upon exercise of such right and warrants.

        Placement Agent Fees.    In connection with the Private Placement, the Company paid a fee to the Placement Agent of five percent (5%) of the funds raised in the Private Placement and granted the Placement Agent the right to purchase Units (each Unit consisting of one share of Series A Preferred Stock and one warrant which represents the right to purchase 0.20 of a share of Series A Preferred Stock) equal to three percent (3%) of the Units sold in the Private Placement. These Units have been included in the number of shares subject to Series A Warrants described in this Proxy Statement.

SUMMARY DESCRIPTION OF SERIES A WARRANTS AND TERMS

        Pursuant to the Securities Purchase Agreement, the Company issued 165,188 Series A Preferred Warrants to the Purchasers of Series A Preferred Stock and the Placement Agent with each warrant representing the right to purchase Series A Preferred Stock. The warrants have a term of three years and an exercise price equal to $39.00 per share (or an effective common stock exercise price of $1.95 per share) and are exercisable for cash. The warrants are callable by the Company if the common stock were to trade at $5.85 per share for a period of 20 out of 30 trading days. The exercise price and conversion price will be adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar recapitalization events.

NASDAQ STOCKHOLDER APPROVAL REQUIREMENTS

        The Company's capital stock is listed on the Nasdaq National Market. As such, the Company requests stockholders to approve the Private Placement in accordance with the rules of the NASD that are applicable to companies which have a class of equity securities listed on the Nasdaq National Market. These Nasdaq Marketplace Rules include NASD Rule 4350(i)(1)(D) and NASD Rule 4350(i)(1)(B).

        NASD Rule 4350(i)(1)(D) requires stockholder approval prior to the issuance or potential issuance of securities under specified circumstances. Specifically, the rule requires that the issuer of stock in a non-public offering obtain stockholder approval prior to an issuance where (i) the securities issued are common stock or securities convertible into common stock, (ii) the price per share of the securities in the offering is less than the greater of book value or market value of the issuer's common stock and (iii) the proposed issuance would result in the issuance of 20% or more of the common stock or voting power of the issuer before the issuance.

        NASD Rule 4350(i)(1)(B) requires stockholder approval of the issuance of securities that would result in a change in control of the company. Although NASD Rule 4350(i)(1)(B) does not define when a change of control of an issuer may be deemed to have occurred, the Company is seeking stockholder approval of the Private Placement to ensure compliance with that rule.

        The issuance and sale of the Series A Preferred Stock and the Series A Preferred Warrants may upon their conversion or exercise, respectively, result in an issuance of common stock in excess of 20% of the total number of shares or our common stock outstanding for a price per share less than the book value or market value of the common stock. Assuming the conversion of all shares of the Series A Preferred Stock at a one to twenty conversion ratio and the exercise of all Series A Preferred

Warrants, the Company would be required to issue an aggregate of 17,302,760 shares of common stock to the Purchasers. As of February 8, 2002, the record date for the special meeting, there were                        shares of common stock issued and outstanding. Accordingly, the total number of shares of common stock to be issued upon conversion of the Series A Preferred Stock and upon exercise of the Series A Preferred Warrants would constitute approximately            % (            percent) of the total number of shares of issued and outstanding common stock, in excess of the 20% threshold of NASD Rule 4350(i)(1)(D). To satisfy NASD Rule 4350(i)(1)(D), stockholder approval is necessary to approve the Private Placement.

        In addition, the amount of shares of common stock to be issued pursuant to the Private Placement would likely constitute a "change of control" within the meaning of NASD Rule 4350(i)(1)(B). To satisfy NASD Rule 4350(i)(1)(B), stockholder approval is necessary to approve the Private Placement.

POSSIBLE EFFECTS OF THE PRIVATE PLACEMENT

        The issuance of the Series A Preferred Stock and Series A Preferred Warrants has dilutive effects that could depress the market price of our common stock and dilute the voting power of existing stockholders. In addition, the issuance of common stock upon the conversion of the Series A Preferred Stock and upon the exercise of the Series A Preferred Warrants could have a depressive effect on the market price of the common stock by increasing the number of shares of common stock outstanding. If all the shares of Series A Preferred Stock are converted and if all Series A Preferred Warrants are fully exercised, the Purchasers would hold on a pro forma basis approximately            % (            percent) of the outstanding common stock as of                        , 2002. In fully-diluted terms, if all shares of Series A Preferred Stock are converted and if all warrants are fully exercised, the Purchasers would hold on a pro forma basis approximately    % (            percent) of our fully-diluted outstanding common stock (based on all equity incentives available for issuance) as of            , 2002, excluding their current holdings and assuming a conversion ratio of twenty to one and no adjustments to the Original Purchase Price or the Series A Purchase Price, or conversion price for the Series A Preferred Warrants. Adjustments to or resets of the conversion price of the Series A Preferred Stock or the exercise prices of the Series A Preferred Warrants could further dilute the ownership interests and voting power of existing stockholders.

        After conversion of the Series A Preferred Stock to common stock, the Purchasers as a group will control a significant portion of the outstanding capital stock of the Company and, as such, will have significant voting power with respect to the Company shares.

EFFECT OF FAILURE TO OBTAIN STOCKHOLDER APPROVAL

        In the event the Company is unable to obtain the stockholder approval necessary to grant the conversion rights to the holders of Series A Preferred Stock, at the option of the Series A holders, such holders will have the right to require the Company to redeem, subject to applicable restrictions under Delaware law, all or any portion of the Series A Preferred Stock at the per share price equal to the Original Series A Price of $30.00 plus interest, which, assuming all 699,950 issued and outstanding shares of Series A Preferred Stock were submitted for redemption, would equal or exceed a total redemption value of approximately $21,000,000 or all proceeds of the Private Placement.

        The Company believes that if the Series A Preferred stockholders elect to exercise their redemption right in the event stockholder approval is not obtained, it will have an immediate material adverse effect on the Company's financial condition. Therefore, the Company believes that it is in the best interests of the Company and its stockholders to vote in favor of the Proposal.

VOTE REQUIRED AND BOARD OF DIRECTOR'S RECOMMENDATION

        The affirmative vote of a majority of the votes cast at the special meeting at which a quorum representing a majority of all outstanding shares of the common stock is present, either in person or by proxy, is required for approval of this Proposal No. 1.

        For the reasons set forth above, the board of directors believes that approval of the issuance of shares of common stock on conversion of the Series A Preferred Stock or upon the exercise of the Series A Preferred Warrants is in the best interests of the stockholders and the Company.

THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ISSUANCE AND SALE OF SHARES OF SERIES A PREFERRED STOCK AND RELATED WARRANTS TO PURCHASE SHARES OF SERIES A PREFERRED STOCK, AND THE APPROVAL OF THE ISSUANCE OF THE UNDERLYING SHARES OF COMMON STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of December 31, 2001 information regarding the beneficial ownership of the common stock of the Company by (1) each person known by the Company to beneficially own more than 5% of Tripath common stock; (ii) each director of the Company; (iii) each executive officer of the Company and (v) all directors and officers as a group. The number and percentage of shares beneficially owned are based on the aggregate of 27,259,154 shares of common stock outstanding as of December 31, 2001 and 44,561,914 shares of common stock outstanding after conversion of Series A Preferred Stock and Series A Preferred Warrants (assuming exercise of all Series A Preferred Warrants).

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, the common stock subject to options or warrants held by that person that are exercisable within 60 days of December 31, 2001 are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentages of any other person.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

			Shares Beneficially Owned After Conversion of Series A Preferred Stock and Series A Preferred Warrants(1)
	Shares Beneficially Owned Prior to Private Placement
Name and Address of Beneficial Owner(2)
	Number	Percent	Number	Percent
5% Beneficial Owners
OPTi, Inc.(3) 660 Alder Drive Milpitas, CA 95035	2,055,166	7.5%	2,055,166	4.6%
Sanyo Semiconductor Corp.(4) 80 Commerce Drive Allendale, NJ 07401	1,966,666	7.2%	1,966,666	4.4%
JEB/Manchester entities(5) 2 International Place, 24th Floor Boston, MA 02110	—	—	2,400,000	5.4%
Pequot entities(6) 500 Nyala Farm Road Westport, CT 06880	—	—	2,400,000	5.4%
Prism entities(7) One Financial Center, Suite 1600 Boston, MA 02 111	—	—	2,799,960	6.3%
Executive Officers and Directors
Adya S. Tripathi(8)	11,016,520	40.4%	11,016,520	24.7%
John J. DiPietro(9)	122,997	*	122,997	*
Alan J. Soucy(10)	119,165	*	119,165	*
Tsuyoshi Taira(11)	116,663	*	116,663	*
Sohail Khan(12)	86,247	*	86,247	*
Naresh Sharma(13)	79,467	*	79,467	*
Charles Jungo(14)	73,747	*	73,747	*
Directors and executive officers as a group (7 persons)(15)	11,614,806	42.6%	11,614,806	26.1%

*
Less than 1%

(1)
Assumes exercise of all Series A Preferred Warrants.

(2)
Unless otherwise indicated, the address for each stockholder on this table is c/o Tripath Technology, Inc., 3900 Freedom Circle, Santa Clara, California 95054.

(3)
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2001, OPTi, Inc. has sole voting and sole dispositive power over 2,055,166 shares.

(4)
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001, Sanyo Semiconductor Corp. has sole voting and sole dispositive power over 1,966,666 shares.

(5)
Includes 400,000 shares and warrants to purchase 80,000 shares held by JEB Investments, Ltd., 400,000 shares and warrants to purchase 80,000 shares held by JEB Partners, L.P., 300,000 shares and warrants to purchase 60,000 shares held by Manchester Growth Fund, L.P., 500,000 shares and warrants to purchase 100,000 shares held by Manchester Institution Fund, L.P. and 400,000 shares and warrants to purchase 80,000 shares held by Manchester Offshore, Ltd.

(6)
Includes 1,500,000 shares and warrants to purchase 300,000 shares held by Pequot Scout Fund, L.P. and 500,000 shares and warrants to purchase 100,000 shares held by Pequot Navigator Offshore Fund, Inc.

(7)
Includes 1,030,000 shares and warrants to purchase 206,000 shares held by Prism Partners, L.P. and 1,303,300 shares and warrants to purchase 260,660 shares held by Prism Offshore Fund Ltd.

(8)
Includes 916,520 shares issuable upon the exercise of stock options within 60 days of December 31, 2001. Includes 900,000 shares held in trust for the benefit of Dr. Tripathi's minor children, 1,500,000 shares held by the Asha J. Tripathi Annuity Trust I UDT dated June 30, 2000 and 1,500,000 shares held by the Adya S. Tripathi Annuity Trust I UDT dated June 30, 2000.

(9)
Includes 108,247 shares issuable upon the exercise of stock options within 60 days of December 31, 2001.

(10)
Includes 119,165 shares issuable upon the exercise of stock options within 60 days of December 31, 2001.

(11)
Includes 116,663 shares issuable upon the exercise of stock options within 60 days of December 31, 2001.

(12)
Includes 86,247 shares issuable upon the exercise of stock options within 60 days of December 31, 2001.

(13)
Includes 25,309 shares issuable upon the exercise of stock options within 60 days of December 31, 2001.

(14)
Includes 73,747 shares issuable upon the exercise of stock options within 60 days of December 31, 2001.

(15)
Includes 1,445,898 shares issuable upon the exercise of stock options within 60 days of December 31, 2001.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

        Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the Company's bylaws and the rules established by the Securities and Exchange Commission, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2002 Annual Meeting of Stockholders must have been received by the Company no later than December 31, 2001, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

        In connection with the Company's 2002 Annual Meeting of Stockholders, under the rules of the Exchange Act, management may solicit proxies that grant the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the Company's 2002 Annual Meeting of Stockholders that is not eligible for inclusion in the proxy statement relating to the meeting, and the stockholder fails to give the Company notice in accordance with the requirements set forth in the Exchange Act on or before March 31, 2002, then the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at the Company's Annual Meeting in 2002.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the board of directors knows of no other business that will be conducted at this special meeting of stockholders of the Company other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors,
/s/ Dr. Adya S. Tripathi Dr. Adya S. Tripathi President and Chief Executive Officer

PROXY	PROXY

TRIPATH TECHNOLOGY, INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned, revoking all prior proxies, hereby appoints Dr. Adya S. Tripathi and John J. DiPietro, or either of them, with full power of substitution, as proxies to represent and vote as designated in this proxy any and all of the shares of stock of Tripath Technology, Inc., held or owned by or standing in the name of the undersigned on the Company's books on February 8, 2002 at the special meeting to be held on March 7, 2002, at 10:00 a.m., local time, at the Marriott Hotel located at 2700 Mission College Boulevard, Santa Clara, California 95054, and any continuation or adjournment thereof, with all powers the undersigned would possess if personally present at the meeting.

        The undersigned hereby directs and authorizes said proxies, and each of them, or their substitute or substitutes, to vote as specified with respect to the proposals listed on the reverse side, or, if no specification is made, to vote in favor thereof.

        The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote with respect to all other matters, which may properly come before the meeting or any continuation or adjournment thereof.

        The undersigned hereby acknowledges receipt of: (a) Notice of Special Meeting of Stockholders of the Company and (b) accompanying Proxy Statement.

(TO BE SIGNED ON REVERSE SIDE)

PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

(x)
PLEASE MARK YOUR
VOTES AS IN THIS
EXAMPLE.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1.        To ratify the issuance and sale of 699,950 shares of Series A Preferred Stock (the "Series A Preferred" or "Series A Preferred Stock") which upon stockholder approval will convert into 13,999,000 shares of common stock and the issuance of certain related warrants to purchase 165,188 shares of Series A Preferred (the "Series A Preferred Warrants") which will convert into warrants to purchase 3,303,760 shares of common stock, and to approve the conversion of the Series A Preferred and warrants to purchase the Series A Preferred subject to the Series A Preferred Warrants and the issuance of the underlying shares of common stock upon such conversion.

FOR	AGAINST	ABSTAIN
( )	( )	( )

YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

            MARK HERE FOR ADDRESS (  )

            CHANGE AND NOTE AT LEFT

Signature:	Date:

Signature:	Date:

Note: Sign exactly as your name(s) appears on your stock certificate. If shares of stock are held in the name of two or more persons or in the name of husband and wife, either as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

QuickLinks

TRIPATH TECHNOLOGY, INC. 3900 Freedom Circle, Santa Clara, CA 95054
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 7, 2002
SOLICITATION AND VOTING OF PROXIES
PROPOSAL NO. 1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
TRIPATH TECHNOLOGY, INC. PROXY FOR SPECIAL MEETING OF STOCKHOLDERS SOLICITED BY THE BOARD OF DIRECTORS